                                                                   EXHIBIT 12.1

                   SUPERMARKETS GENERAL HOLDINGS CORPORATION

                   STATEMENTS REGARDING COMPUTATION OF RATIO

                          OF EARNINGS TO FIXED CHARGES

                      (Dollars in thousands except ratio)

                                                                              FISCAL YEARS
                                                      -----------------------------------------------------------
                                                         1996        1995        1994        1993        1992
                                                      ----------  ----------  ----------  ----------  -----------
Income (loss) from continuing operations before
  taxes.............................................  $  (36,870) $   48,944  $   16,121  $  (36,819) $  (608,614)
                                                      ----------  ----------  ----------  ----------  -----------
Fixed charges:
  Interest expense..................................     164,118     170,969     170,848     190,110      197,773
  Interest portion of rental expense(1).............      15,832      15,861      16,563      15,194       12,630
                                                      ----------  ----------  ----------  ----------  -----------
    Total fixed charges.............................     179,950     186,830     187,411     205,304      210,403
                                                      ----------  ----------  ----------  ----------  -----------
Adjusted income (loss) before fixed charges.........  $  143,080  $  235,774  $  203,532  $  168,845  $  (398,211)
                                                      ----------  ----------  ----------  ----------  -----------
                                                      ----------  ----------  ----------  ----------  -----------
Ratio of earnings to fixed charges(2)...............          --       1.26x       1.09x          --           --
                                                      ----------  ----------  ----------  ----------  -----------
                                                      ----------  ----------  ----------  ----------  -----------
Deficiency in earnings available to cover fixed
  charges...........................................  $   36,870  $       --  $       --  $   36,819  $   608,614
                                                      ----------  ----------  ----------  ----------  -----------
                                                      ----------  ----------  ----------  ----------  -----------

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(1) Represents the portion of rentals deemed representative of the interest included therein.

(2) For Fiscal 1995, the inclusion of preferred stock dividend requirements results in a ratio of earnings to fixed charges and preferred stocks dividends of 1.09x. For Fiscal 1994, the inclusion of preferred stock dividend requirements results in a deficiency in earnings available to cover fixed charges and preferred stock dividends of approximately $7.0 million.